Exhibit 10.1

Agreement

Made and signed on May, 2015.

BETWEEN	L. & S. LIGHT & STRONG LIMITED
Private co. no. 514030471
Of Ha’Adom Street, Kanot Industrial Park, PO Box 7042
Gadera 707000
(Hereinafter: “Company”)

Of the one part;

AND BETWEEN	Tzag Advanced Programming Ltd.
C.N. 514983055
By Eran Gross
Of Giborei Israel 24 Netanya
(the “Service Provider”)

Of the other part;

WHEREAS	and the Company is a private company, which was incorporated in Israel and which specialises in the manufacture of products from complex materials;

AND WHEREAS	the company is advancing a Project for the development of a solar, airborne, high altitude drone (the "Product") with various modifications thereof ("Project") and therefore is considering the recruitment of a sub contractor that shall provide engineering planning and senior counselling with respect to the Project;

AND WHEREAS	the Service Provider is operating in planning and development of aircraft and currently renders Mr. Shlomo Tzach as its leading Engineer with respect to the planning of such aircraft;

AND WHEREAS	and the Service Provider declares it wishes to render company, as a sub- contractor, the Services (as defined below);

AND WHEREAS	and the parties wish to regulate and set in writing the terms and provisions relating to the Services rendered by the Services Provider to the Company, all as set forth herein below;

NOW, THEREFORE, the parties agree, condition and stipulate as follows:

1.	PREAMBLE

1.1.	The Preamble to this Agreement and the declarations of the parties constitute an inseparable part thereof.

1.2.	The section headings are for convenience only and they are not to be used for the interpretation or clarification of this Agreement.

1.3.	The Annexes to this Agreement constitute an inseparable part of this Agreement and the provisions thereof. In the event of a contradiction, the provisions of the Annexes shall prevail over the Agreement.

2.	THE ROLE AND ITS EXTENT

2.1.	The Service Provider shall render to the Company Services as an engineering and senior counsel to the Project, thus Services in the field of the development of a solar drone (the "Services");

2.2.	The Service Provider shall operate according to the initial working plan attached hereto as Annex 1 ("Working Plan"); the Service Provider undertakes to operate in the framework and under the supervision of the CEO and the Board of Directors.

2.3.	The Services shall be rendered by the Services Provider to the Company by Mr. Shlomo Tzach, ID no. 063665038, and the aforesaid is a fundamental condition of this Agreement and in by additional workers as needed (the “Services-Providing Workers”).

2.4.	Subject to the provisions of Section 5 below, the contract term in accordance with this Agreement shall begin on the execution of this Agreement and shall continue for as long as neither of the parties notifies of their intention to terminate the contract with respect to the provisions of Section 2.5 below (hereinafter: “Contract Period”). Notwithstanding it is agreed that the Contract Period shall begin only after the raising of USD 1,000,000 (one million US dollars) on a date to be agreed upon by Service Provider and Company and subject to the approval of the Board of Directors.

2.5.	Any of the parties to the Agreement is entitled to terminate the Contract Period under this Agreement, for any reason whatsoever, provided that they gave written notice three months in advance to the other party, (hereinafter: “Advance Notice” and “Advance Notice Period”, respectively).

2.6.	It is agreed upon between the Parties that upon the cancelation of the Agreement by the Company, not following a breach of the Agreement by Service Provider, Section 8.1 shall be cancelled, and following the termination of the Agreement Service Provider shall be released of all its exclusivity obligations as noted in this Agreement.

2.7.	During the Advance Notice Period, Service Provider shall continue to render Company Services (upon Company request) and undertakes to perform an orderly transition of the role to whomever is appointed by the Company.

2.8.	Notwithstanding the provision of Section 2.5, the parties agree that the Company may terminate the contract with the Services Provider immediately, without notice, in each of the following events:

2.8.1.	The Services Provider fundamentally breaches its obligations under this Agreement subject to Company issuing Service Provider a written notice and Service Provider didn’t fix the breach within 60 (sixty) days.

2.8.2.	The Services Provider is charged with committing a criminal offense involving moral turpitude.

2.8.3.	The Services Provider commences bankruptcy proceedings.

2.8.4.	The Services Provider dies and/or loses legal capacity and/or loses the ability to work for a period exceeding 45 days.

2.9.	Service Provider shall not be entitled to demand and or claim and or receive upon the cancelation of this Agreement any compensation except for sums entitled to him pursuant to this Agreement (Monthly Compensation and expenses).

3.	COMPENSATION AND BENEFITS

3.1.	In consideration for the performance of all of the Services Provider's obligations under this Agreement, the Company will pay the Services Provider an hourly consideration of USD70 (seventy US dollars) per hour for each Services hour (the "Hourly Rate"). The monthly compensation shall be calculated by multiplying the number of working hours per month with the hourly rate and shall be paid subject to the receipt of a tax invoice to be issued by Service Provider (the “Monthly Compensation”).

3.2.	It is agreed upon the parties that the Monthly Compensation shall be paid to Service Provider as of the date Service Provider starts rendering Services to Company according to this Agreement.

3.3.	In addition and upon the prior approval of Company representative and the acceptance of an receipt, Service Provider shall be entitled to be reimbursed for abroad travel expenses or other expenses incurred by it with respect to its Services rendered to Company or the Project ("Expenses").

3.4.	Company shall pay Service Provider the Monthly Compensation in addition to VAT according to any law and incurred expenses within 14 (fourteen) days as of the acceptance of the receipt. Service Provider declares that Company shall withhold from the monthly compensation any withholding tax according to any law unless Service Provider shall issue to Company an exempt thereof.

3.5.	It is hereby agreed and clarified beyond any doubt that the Monthly Compensations shall be the full compensation to be paid to Service Provider and Service Provider shall not be entitled to any additional payment, conditions, benefits or rights, unless prior agreed upon in writing by the parties.

4.	The initial design and granting options to the Service Provider

4.1 In the framework of the engagement feasibility study in this agreement, the Service Provider transferred the primary product design to the Company, including documentation, forms, plans and information related to the primary design (“Primary Design”). Subject to the option grant, as described in this Section 4, the Service Provider will transfer the rights in the primary design to the Company.

4.2 In exchange for the transfer of rights in the primary design as stated in Section 4.1 above, the Company, without additional financial compensation, will provide the Service Provider with the option of receiving regular shares of the Company, which will, on the date upon which this agreement is signed, reflect 4% (four percent) of the issued share capital of the Company with full dilution (“the Option” and “the Stock Options”, respectively). On the date they are granted, the Stock Options will be clean and free of any third party rights. Beginning from the date they are granted, all of the rights attached to ordinary shares will be attached to the stock options, as is stated in the Articles of Association, as may be from time to time, and they will be considered as fully paid.

4.3 The company undertakes and commits that:

4.3.1 All options will be free of any debt, foreclosure, lien, pledge and any right in favor of a third party and that there is no limit or restriction or prohibition whether under by law or by contract, for the allocation of the stock options, and in the event that there is some aforementioned limitation, the company will operate immediately and without delay to remove any limitation, restriction or prohibition, as stated above.

4.3.2 The Company operates in order to register its shares in one of the US stock exchanges according to the draft prospectus attached to this agreement as Appendix 2. The Company intends to complete the registration statement by 31.12.2015 (“the registration for trading”). After completion of the registration of the company for trading, the prospectus will be attached to the agreement as Appendix 2 and replace the draft prospectus (“draft prospectus” and “prospectus”, respectively).

4.3.3 The information contained within the draft prospectus or prospectus constitutes a representation on the part of the Company vis-à-vis the Service Provider and all liabilities and statements contained in the draft prospectus will apply in regards to the Service Provider’s options as well. The parties agree that after completion of the phase of the initial public offering, the prospectus will be attached and replace the draft prospectus in a manner that will obligate the Company.

4.3.4 The company hereby grants the Service Provider and/or any person acting on their behalf full and irrevocable exemption of any of the company’s liabilities, if any such exist, that were created prior to the signing of this agreement, including but not limited to financial liability and or liabilities for breach of any law and/or agreement. In addition, the company undertakes to indemnify the Service Provider, its shareholders and/or anyone acting on the shareholder’s behalf for any direct damage that will be caused to them as a result of any claim and/or demand for debts and/or past violations as stated above.

4.4 The allocation of options will be carried out at the time of the signing of the two parties to this agreement, or on another date agreed upon by the parties, at the Law Offices of Meitar, Liquornik, Geva, Leshem, Tal at 16 Abba Hillel Silver Street in Ramat Gan (“the closing”), on the closing date all of the following steps will be taken simultaneously and none of them will be deemed to have been performed, unless all of the other actions are performed:

4.4.1 The Board of Directors of the Company makes a decision authorizing the granting of the options in the wording attached as Appendix 3.

4.4.2 The Company shall provide the shareholders, including the Service Provider with an updated copy of the shareholders register according to the wording attached as Appendix 4, according to which the Service Provider gains the option.

4.5 The Company informs the Service Provider that according to the law of securities in the United States of America, in the event of issuance of shares in the American Stock Market, all shareholders in the company, on the date of public offering, are restricted in the transfer of their shares in the company for a period of 180 (one hundred eighty) days from the date initial public offering (“lock up”). The terms of obstruction shall be identical to the terms of obstruction of the investors.

5.	TERMINATING CONDITION

5.1.	if as of the date noted in Section 4.3.2 above the Company shall not complete a registration of its shares then either Party may cancel this Agreement and all the following actions shall occur simultaneously and either action shall not be deemed completed until all actions were completed:

5.1.1.	Company shall pay Service Provider its monthly fee according to this Agreement for Services already provided to Company provided that Services were provided.

5.1.2.	Service Provider shall waive the option or shall transfer Company the option shares without any cost; Service Provider shall execute a waiver attached hereto as Annex 5.

5.1.3.	Company shall return to Service Provider the initial design (and all related documents thereto) and shall execute a waiver with respect to intellectual property in the form attached hereto as Annex 6.

5.1.4.	Section 8.1 to the Agreement shall be canceled and Service Provider shall be released of all of its commitments to exclusivity as noted in this Agreement.

The waiver for the receipt of the option or the share transfer deed for the option shares shall be executed on signing of this Agreement and shall be held in trust by Company attorney Adv. Victor Tshuva and Co. (the "Trustee").

5.2.	If Company won't finalize the share registration until the date noted in Section 4.3.2 above, then either party, upon its own sole discretion, may postpone the date for the fulfillment of Company obligation for the registration of its shares, for an additional period of 90 (ninety) days.

5.3.	The parties agree that a private placement for a sum greater than USD1,000,000 shall be deemed as a registration of company shares, thus this termination section shall not apply.

6.	UNDERTAKINGS OF THE SERVICES PROVIDER

6.1	Without derogating from the other provisions of this Agreement, the Services undertakes, confirms and declares as follows:

6.1.1	That he will be entitled to provide Services as a contractor to all whom it may concern throughout the term of this Agreement, provided that this shall not affect the performance of his obligations under this Agreement

6.1.2	That he has the skills necessary for the discharge of his duties as part of the Services Provider's Service and may provide such Services according to any law.

6.1.3	That he will refuse to receive and shall not accept any payment and/or other benefit from any third party with a direct or indirect connection with the Services of the Services Provider which he renders for the company, including from customers and/or suppliers of the Company.

6.1.4	That he will provide the Services of the Services Provider to the Company with maximum discretion, dedication and loyalty, using his full experience and knowledge for the benefit of the Company and for its advancement and through avoidance of conflicts of interest.

6.1.5	That he will notify the Company, immediately and without delay, of any interest and/or subject in which he has a personal interest and/or that may create a conflict of interest vis-à-vis the provision of the Services to the Company.

6.1.6	That he will act in accordance with any law and legislation relating to the Services mentioned in this Agreement.

6.1.7	That, to the best of his knowledge, he has no restriction that prevents him from providing the Services to the Company under this Agreement.

6.1.8	That he and/or the Services-Providing Worker have no criminal history and/or criminal record with the Israel Police and, to the best of his knowledge, there is no reason that any claim and/or case and/or police investigation, or otherwise, will be submitted/opened/managed against him.

6.2	The parties agree that the Services Provider and/or Services-Providing Worker will not be entitled to sell and/or transfer and/or assign and/or convert, etc., the rights and undertakings under this Agreement and/or any part thereof, either directly or indirectly, and in any form, to another and/or others, for or without remuneration and/or in any other form, unless agreed otherwise and in writing in advance by the Company, subject to the provisions of any law.

6.3	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

7.	THE STATUS OF THE SERVICES PROVIDER

7.1	It is agreed upon by the parties that the Services Provider serves as an independent contractor for all intents and purposes and that there is no and neither shall there be, in any way, an employer-employee relationship between him and/or the Services-Providing Worker and the Company.

7.2	The parties agree that the Services Provider shall be solely responsible for his or his workers relationship(s) with the tax authorities, including with respect to income tax, national insurance and VAT.The parties agree that the Services Provider shall himself pay all the taxes and/or fees and/or governmental payments and/or other payments regarding the management of his business and, inter alia, concerning payment of income tax, value added tax, national insurance fees, employers’ tax, and so on. Service Provider shall compensate Company for any sum it shall be obligated to pay, including expenses and attorney fees, resulting from a claim, with respect to employer-employee relationship between Service Provider and\or any one on his behalf and\or his workers and the Company.

7.3	The Service Provider undertakes to not enter in any legal process with purpose to claim that Service Provider or any of its behalf is a worker of the Company. , in the event that a claim and/or demand and/or lawsuit is made by him and/or whomever acting on his behalf against the Company in connection with the nature of the relationship between the parties, and was the competent court of law determines that a contractor-employer relationship existed between the parties, Service Provider shall indemnify Company immediate for any damage incurred by it and\or for any payment Company is obligated to pay.

7.4	The matters stated in this section, and all of its sub-sections, is a fundamental term of this Agreement.

7.5	The above does not derogate from any relief and/or other remedy available to the Company under this Agreement and/or by law.

8.	CONFIDENTIALITY, NON-COMPETITION

8.1	Service Provider undertakes that subject to the fulfillment of Company obligations under this Agreement, and for a period of 5 (five) years as of the signing of this Agreement (including if the Parties canceled this Agreement (not including a cancelation according to Sections 2.6 and 5.1.4 above)), will render exclusively Services to Company to advance its Project and shall not compete with the Project and shall not be a shareholder of interest and/or partner in a corporation, in any corporation competing with the Project. Notwithstanding the aforesaid Service Provider may render Services to other entities not competing with this Project or the Services rendered under this Agreement.

8.2	Subject to the occurrence of the noted in Section 5, thus Company shall not succeed to register it shares and either of the Parties shall decide to cancel this Agreement then Section 9.1 shall be canceled and all it obligations shall be canceled so that Service Provider and\or anyone on its behalf shall not be obligated to any non competition or exclusivity terms, either directly or in directly.

8.3	On the execution of this Agreement the parties shall execute a non disclosure agreement at ascribed in Annex 7.

8.4	The matters stated in this section, and all of its sub-sections including Annex 7, is a fundamental term of this Agreement.

9.	PROPERTY

9.1	Plans, opinions, ideas, trademarks, patents and intellectual property rights, etc., that will be developed and/or prepared by the Services Provider for the Company and/or its customers, will, at all times, be the sole and exclusive property of the Company and the Services Provider will not be entitled to any payment and/or remuneration and/or compensation in respect of any of these.

9.2	Without derogating from the other undertakings of the Services Provider, the Services Provider hereby undertakes to provide to the Company all the documentation in his possession concerning the provision of the Services of the Services Provider by him to the Company, including, but not limited to, the original plans, the original software and all documents, information, databases, annotations and other information, whether written, whether in digital and/or analog or oral form or in any other way under the provisions of this Agreement, whenever he shall be so requested and immediately upon being requested.

9.3	The Company may at any time, at its sole and absolute discretion, use the material and/or any information, document, software, database, etc., or other information provided by the Services Provider and the Company may publish and/or provide materials, in whole or in part, to whomever it considers fit, at its sole discretion, in any way, and all this without obtaining any consent from the Services Provider.

9.4	Any notice, document, object, information, etc., which, in view of their nature, are not common property, that are obtained by the Services Provider due to and/or in connection with the provision of the Services Provider’s Services, the Services Provider undertakes not to issue and/or transfer and/or disclose them to any third party and/or the public domain, including any part thereof and/or any right in accordance therewith and/or any benefit whatsoever.

10.	PROFESSIONAL LIABILITY AND CLAIMS

10.1	The Services Provider undertakes, to notify the Company in writing immediately upon the occurrence of an event which can be considered as an event that carries the risk that, thereafter, a claim shall be filed against the Services Provider and/or Service-Providing Worker and/or the Company in respect of negligence and/or an omission and/or an act as part of the provision of the Services to the Company.

10.2	In addition, the Services Provider undertakes to notify the Company in writing of any claim and/or demand and/or letter and/or complaint filed against him concerning his engagement as a Provider of Services, immediately and without delay. In his said notice, the Services Provider shall specify all the details of the case and will provide the Company with the relevant documents, all in order that the Company can consider the continued provision of the Services Provider's Services by the Services Provider to the Company, in view of the case.

10.3	Company exempts the Service Provider from any obligation to indemnify except if Service Provider acted intestinally or didn't render to the Company information regarding a claim or claims that prevented Company to defend itself in court ("Case of Damage"). In a Case of Damage Service Provider shall indemnify the Company for any direct damage and / or direct expenditures incurred by the Company as a result of damage.

10.4	In addition, and without derogating from any additional rule in this Agreement, Company shall have the right to cancel this Agreement immediately following the occurrence of an event that caused Company severe damage and that occurred following an act of intent by the Service Provider.

11.	MISCELLANEOUS

11.1	The Parties have received all relevant approvals to execute this Agreement and they may execute this Agreement according to any law.

11.2	This Agreement consolidates all which has been agreed between the Services Provider and the Company. Upon the signing of this Agreement, all agreements, understandings and letters of commitment exchanged between the parties prior to the signing thereof, if any do exist, shall be null and void.

11.3	Each party shall bear its own expenses in respect of preparation of this Agreement.

11.4	No conduct by either of the parties shall be deemed a waiver of any rights under this Agreement and/or under any law, or as a waiver and consent on their part to some violation or failure to comply with the terms of the Agreement by the other party or granting a postponement, extension or as a modification, cancellation, or the addition of a provision of any kind, unless expressly made in writing.

11.5	Any change, cancellation, addition or amendment to this Agreement shall be made in writing and shall be binding only after it has been signed by both parties.

11.6	The competent court in Tel Aviv is hereby granted the sole and exclusive authority to hear any dispute arising between the parties in connection with this Agreement and/or the provision of the Services Provider’s Services in accordance with this Agreement.

11.7	The addresses of the parties for the purposes of this Agreement are as set out in the preamble to this Agreement or any other address of any party that is notified in writing by it to all other parties.

11.8	Every notice sent from one side to the other shall be sent by fax and also in writing by way of registered mail to the address listed in the preamble to this Agreement and/or delivered by hand. A notice given by mail shall be deemed received within 72 hours from the time it was sent by registered mail in Israel. A notice delivered by hand will be deemed received immediately upon delivery. For the purposes of this Section, Sabbaths and Israeli public holidays shall not be taken into account.

IN WITNESS WHEREOF THE PARTIES SIGNED:

__/s/_________________________	__/s/________________________
The Company	Services Provider